CERTIFICATE OF AMENDMENT

                                    OF THE
                          CERTIFICATE OF INCORPORATION
                                      OF

             FIRST SYMETRA NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

                Under Section 805 of the Business Corporation Law

1.	The name of the corporation is First Symetra National Life Insurance
Company of New York (the "Corporation"). The name under which the Corporation was formed is First Safeco National Life Insurance Company of New York.

2.	The Corporation's Declaration and Certificate of Incorporation and
Charter was originally filed with the New York Insurance Department on April 23, 1987.

3.	Article IV of the Corporation's Declaration and Certificate of
Incorporation and Charter, regarding the number of directors, has been amended in its entirety to read as follows:
                                     IV

	The Board of Directors shall consist of not less than nine nor more than twenty-one members each of whom will be at least eighteen years of age. The minimum number of directors shall be increased to not less than thirteen within one year following the end of the calendar year in which the Corporation exceeds one and one-half billion dollars in admitted assets. At all times the majority of the directors shall be citizens and residents of the United States and not less than two directors shall be residents of the state of New York. The directors shall not be required to hold any shares of stock in the Corporation.

4.	Article VII of the Corporation's Declaration and Certificate of
Incorporation and Charter, regarding the annual meeting of the shareholders of the Corporation, has been amended in its entirety to read as follows:

                                    VII

	A meeting of the shareholders of the Corporation for the election of directors and the transaction of such other business as may properly be brought before the meeting shall be held annually on the last business day of April of each year or on such other day in the months of April or May as may be designated by the Chairman of the Board of Directors, the President, or the Board of Directors in the meeting notice provided to shareholders, provided that if the date of the meeting is changed to a date other than the last business day in April, the Superintendent of the New York Insurance Department of Insurance will be notified of such change at the same time the shareholders are notified. The meeting will be held at such place and time as the Board of Directors may prescribe in accordance with the Corporation's Bylaws. At such annual meeting the directors shall be elected for the ensuing year, take office immediately upon election, and hold office until the next annual meeting and until their successors have been elected and qualified. Whenever any vacancy shall occur on the Board of Directors, by death, resignation or otherwise, the remaining members of the board, at a meeting called for that purpose or at any regular meeting, shall elect a director or directors to fill the vacancy or vacancies then existing and each director so elected shall hold office for the unexpired term of the director whose place he has taken. Upon their election, the directors shall elect such officers of the Corporation as provided for in the Bylaws which the Board of Directors shall have the power to amend.

5.	The certificate of amendment was authorized by the vote of the Board
	of Directors followed by the written consent of the Corporation's sole shareholder.

Dated: February 1, 2005

					First Symetra National Life Insurance
					Company of New York:

					By: __________________________
					     Randall H. Talbot, President

					By: __________________________
     					     George C. Pagos, Vice President,
					     General Counsel, Secretary